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                             EMPLOYMENT AGREEMENT

         Employment Agreement dated as of April 12, 1996 between BATTERIES BATTERIES, INC., a Delaware corporation (the "Company") and STEPHEN RADE ("Employee"), an individual residing at 3915 Somers Drive, Huntingdon Valley Pennsylvania, 19006.

                                  WITNESSETH:

         WHEREAS, the Company desires to employ, and Employee wishes to be employed as Vice President of the Company on the terms and conditions hereinafter contained;

         NOW, THEREFORE, it is hereby agreed as follows:

         1. Employment. The Company hereby employs Employee as Vice President of the Company for the Term as defined in paragraph 2 to perform the duties described in paragraph 3 hereof. The Company agrees to use its best efforts to cause his election as a Director of the Company during the Term.

         2. Term. Unless terminated earlier pursuant to the provisions of
Section 7 hereof, the employment of Employee by the Company shall begin on the date hereof (hereinafter the "Effective Date") and continue through April 11, 1999. The period from the Effective Date until the date of termination of employment pursuant to this Agreement is herein referred to as the "Term".

         3. Duties. Employee shall devote his full time to the affairs and business of the Company, particularly to its subsidiary, Advanced Fox Antenna Inc. ("AFA") for which he will serve as its President and perform the duties designated by the Boards of Directors of the Company and AFA. Employee shall use his best efforts to promote the interests and welfare of the Company and AFA.

         4. Salary. As his compensation hereunder, Employee shall be paid by AFA a base salary of $150,000 per annum during each year of the Term. The Company shall include Employee as one of the key employees of its subsidiaries who shall be eligible under the Stock Option Plan of the Company to be granted options to purchase shares of Common Stock of the Company with an exercise price of not more than the fair market value of the shares at the time of grant.

         5. Expenses. Employee will be authorized to incur reasonable and necessary expenses in connection with the discharge of Employee's duties and in promoting the business of the Company and AFA. The Company will cause AFA, according to its practices, to reimburse Employee for all such expenses upon presentation of a properly itemized account of such expenditures, setting forth the business reasons for such expenditures.






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         6.       Other Benefits; Vacation.

                  6.1 Employee shall be entitled to receive from AFA (i) a non-accountable automobile allowance of $500 per month and (ii) such medical, hospital and disability benefits consistent with those customarily made available to employees holding a similar position with other companies of comparable size and resources engaged in the battery distribution industry.

                  6.2 Employee shall be entitled to three weeks vacation per year.

         7.       Termination By the Company Due to Death, Disability or Cause.

                  7.1 In the event of Employee's death during the Term, this Agreement shall terminate automatically as of the date of death. In the event of Employee's disability (as hereinafter defined) for sixty (60) consecutive calendar days or ninety (90) calendar days in the aggregate during any twelve
(12) months of the Term, the Company shall have right, by written notice to Employee, to terminate this Agreement as of the date of such notice. "Disability" for the purposes of this Agreement shall mean Employee's physical or mental disability so as to render Employee incapable of carrying out Employee's essential duties under this Agreement.

                  7.2 The Company shall have the right to discharge Employee and terminate this Agreement for Cause (as hereinafter defined) by written notice to Employee and this Agreement shall be deemed terminated as of the date of such notice. For the purpose of this agreement, "Cause" shall mean (a) conviction of a felony, (b) gross neglect or gross misconduct (including conflict of interest) in the carrying out of Employee's duties, (c) repeated or substantial failure, refusal or neglect to perform Employee's duties in accordance with paragraph 3 hereof, (d) the engaging by Employee in a material act or acts of dishonesty affecting the Company or AFA, or (e) drunkenness or the illegal use of drugs by Employee materially and repeatedly interfering with performance of Employee's obligations under this Agreement. In the event of a termination by the Company pursuant to this paragraph 7.2, neither the Company nor AFA shall be under any further obligation to Employee hereunder except to pay Employee, subject to the rights and remedies of Company and AFA in the circumstances, (i) salary and benefits accrued and payable up to the date of such termination, and (ii) reimbursement for expenses accrued and payable under paragraph 5 hereof through the date of termination.

         8.       Non-Competition.

                  8.1 Employee, for a period ending the later of (i) five years from the date hereof or (ii) two years following the last day of his employment by the Company (the "Non-competition Period"), shall not perform services or otherwise act in any capacity (including without limitation as an employee, independent contractor, officer, director or consultant) for, or otherwise be engaged by or have any financial interest in or affiliation with, any individual corporation, partnership or any other entity involved in or connected with the business in which the Company (for purposes of Sections 8, 9 and 10, "Company" shall also include AFA and the other subsidiaries of the Company)


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is engaged other than for or on behalf of the Company; provided, however, that nothing contained in this Section 8.1 shall prevent Employee from (i) purchasing as an investment less than 1% of the outstanding securities of any corporation whose securities are regularly traded on any national security exchange or in the over-the-counter market or (ii) owning, along with his wife, the equity of Advanced Cellular of Philadelphia and Advanced Video Corp. (collectively the "Affiliated Companies") provided that such companies do not compete in any manner with the Company (with the understanding that such restriction with respect to the immediate geographical area in which the Affiliated Companies presently conduct their business does not apply to any expansion by the Company after the date hereof of its business to include in such geographical area the business presently conducted by either Affiliated Company) and the ownership does not interfere or conflict with the performance of Employee's duties as an officer, employee or director of the Company.

                  8.2 During the Non-competition Period and subject to the Company's not being in default of this Agreement, Employee shall not solicit or induce any employee of the Company to leave the employ of the Company.

                  8.3 Employee agrees that during and after the Term any confidential information concerning the Company or its business which comes to Employee in the course of Employee's employment and which is not (independent of disclosure by Employee) public knowledge or general knowledge in the trade, shall remain confidential and, except as required by legal process, may not be used or made available for any purpose.

         9.       Remedies.

                  9.1 Nothing herein contained is intended to waive or diminish any rights the Company may have at law or in equity at any time to protect and defend its legitimate property interests including its business relationship with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company may have at law or in equity.

                  9.2 A breach by Employee of the provisions of Section 8.1,
8.2 or 8.3 of this Agreement may cause the Company irreparable injury and damage. Employee therefore agrees that damages may be an inadequate remedy and the Company shall be entitled to injunctive and/or other equitable relief to prevent any breach of such Section of this Agreement and to secure its enforcement.

         10. Employee for Hire. The Company shall own forever and throughout the world (exclusively during the current and renewed or extended term of patent anywhere in the world and thereafter, non-exclusively) all rights of any kind or nature now or hereafter known in and to all of the product of Employee's services hereunder in any capacity and any and all parts thereof, including, without limitation, patent, copyright and all other property or proprietary rights in or to any ideas, concepts, designs, drawings, plans, prototypes or any other similar creative works and to the product of any or all of such services, Employee acknowledging and agreeing that for the


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foregoing purposes, Employee is performing his services as the Company's employee-for-hire. Without limiting the generality of the previous sentence, Employee acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the Term concerning the business of the Company, shall be the property of the Company, and shall be delivered by Employee to the Company, upon termination of this Agreement or at any other time at the Company's request.

         11. Notices. Any notices pertaining to this Agreement shall be addressed to the parties at their addresses stated in the opening paragraph of the Agreement, with a copy of any notice to the Company to be sent to Leo Silverstein, Esq., Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLC, One Citicorp Center, 153 East 53rd Street, New York, New York 10022 and a copy of any notice to Employee to be sent to Archer & Greiner, One Centennial Square, Haddonfield, New Jersey 08033, attention James H. Carll, Esq.. All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, overnight or express mail or by telefax. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail or by telefax, notice shall be deemed received the next business day after being sent. Any party may change its address for notice hereunder by giving notice of such change in the manner provided herein.

         12.      Entire Agreement.    This Agreement contains the entire
agreement of the parties respecting the subject matter contained herein. No modification of any provision hereof shall be effective except by a written agreement signed by the parties hereto.

         13.      Miscellaneous.

                  a. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entirely made and performed therein.

                  b. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors, heirs and assigns (where permitted).

                  c. The waiver by one party hereto of any breach by the other (the "Breaching Party") of any provision of this Agreement shall not operate or be construed as a waiver of any other (prior or subsequent) breach by the Breaching Party, and waiver of a breach of a provision in one instance shall not be deemed a waiver of a breach of such provision in any other circumstance.




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         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the year and date first above written.

                                   BATTERIES BATTERIES, INC.


                                   By:  /s/
                                      ------------------------------


                                   EMPLOYEE:


                                          /s/ Stephen Rade
                                   ---------------------------------
                                          Stephen Rade


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